                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SMITH MICRO SOFTWARE, INC.,

                             TEL ACQUISITION CORP.,

                              ECUTEL SYSTEMS, INC.,

                       THE STOCKHOLDER REPRESENTATIVE AND

                           THE PRINCIPAL STOCKHOLDERS

                          DATED AS OF JANUARY 31, 2007

================================================================================


                                TABLE OF CONTENTS

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                                                                            PAGE
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ARTICLE I THE MERGER.....................................................     1
   1.1  The Merger.......................................................     1
   1.2  Effective Time...................................................     1
   1.3  Effect of the Merger.............................................     2
   1.4  Certificate of Incorporation; By-laws............................     2
   1.5  Directors and Officers...........................................     2
   1.6  Merger Consideration; Effect on Capital Stock; Holdback;
        Adjustment.......................................................     3
   1.7  Dissenting Shares................................................     6
   1.8  Surrender of Certificates........................................     6
   1.9  Taking of Necessary Action; Further Action.......................     7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
           PRINCIPAL STOCKHOLDERS........................................     8
   2.1  Organization of the Company......................................     8
   2.2  Authority........................................................     8
   2.3  No Conflict......................................................     9
   2.4  Consents.........................................................     9
   2.5  Subsidiary.......................................................    10
   2.6  Company Capital Structure........................................    11
   2.7  Company Financial Statements and Internal Controls...............    13
   2.8  Liabilities......................................................    13
   2.9  Absence of Certain Changes.......................................    14
   2.10 Accounts Receivable..............................................    17
   2.11 Restrictions on Business Activities..............................    17
   2.12 Real Property; Leases............................................    18
   2.13 Assets; Absence of Liens and Encumbrances........................    19
   2.14 Intellectual Property............................................    19
   2.15 Product Warranties; Defects; Liabilities; Services...............    23
   2.16 Company Contracts................................................    23
   2.17 Change of Control Payments.......................................    26
   2.18 Interested Party Transactions....................................    26
   2.19 Compliance with Laws.............................................    26
   2.20 Litigation.......................................................    27
   2.21 Insurance........................................................    27
   2.22 Minute Books.....................................................    27
   2.23 Environmental Matters............................................    27
   2.24 Brokers' and Finders' Fees.......................................    28
   2.25 Employee Benefit Plans...........................................    28
   2.26 Employment Matters...............................................    31
   2.27 Tax Matters......................................................    34
   2.28 Foreign Corrupt Practices Act....................................    36
   2.29 Bank Accounts....................................................    36


                                TABLE OF CONTENTS
                                   (continued)

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   2.30 Customers; Distributors..........................................    36
   2.31 Company Customer Information.....................................    37
   2.32 Governmental Authorization.......................................    37
   2.33 Representations Complete.........................................    37

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......    37
   3.1  Organization of Parent and Merger Sub............................    37
   3.2  Authority........................................................    38
   3.3  No Conflict......................................................    38
   3.4  Brokers' and Finders' Fees.......................................    38

ARTICLE IV CERTAIN COVENANTS.............................................    38
   4.1  Conduct of Business of the Company and Subsidiary................    38
   4.2  Access to Information............................................    40
   4.3  Confidentiality..................................................    40
   4.4  Public Disclosure................................................    40
   4.5  Consents.........................................................    40
   4.6  Conditions to the Merger; Further Assurances.....................    41
   4.7  Notification of Certain Matters..................................    41
   4.8  Company Contracts................................................    41
   4.9  Termination of Company Investors Rights..........................    41
   4.10 No Solicitation..................................................    42
   4.11 Certain Employment Matters.......................................    42
   4.12 Section 280G Approval............................................    44
   4.13 Tax Matters......................................................    44
   4.14 Exercise and Termination of Company Stock Rights.................    46
   4.15 Indemnification of Directors and Officers of the Company.........    47
   4.16 Resignation of Officers and Directors............................    47

ARTICLE V CONDITIONS TO THE MERGER.......................................    47
   5.1  Conditions to the Obligations of the Company.....................    47
   5.2  Conditions to the Obligations of Parent and Merger Sub...........    48

ARTICLE VI INDEMNIFICATION, STOCKHOLDER REPRESENTATIVE, RELEASE BY
           PRINCIPAL STOCKHOLDERS........................................    51
   6.1  Survival of Representations, Warranties and Covenants............    51
   6.2  Indemnification..................................................    51
   6.3  Limitations......................................................    53
   6.4  Procedure for Claims Against Holdback Amount.....................    53
   6.5  Merger Consideration Adjustment..................................    55
   6.6  Stockholder Representative; Power of Attorney....................    55


                                TABLE OF CONTENTS
                                   (continued)

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   6.7  No Subrogation...................................................    57
   6.8  Release by Principal Stockholders................................    57

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................    58
   7.1  Termination......................................................    58
   7.2  Effect of Termination............................................    59
   7.3  Amendment........................................................    59
   7.4  Extension; Waiver................................................    59

ARTICLE VIII DEFINITIONS, CONSTRUCTION, ETC..............................    60

ARTICLE IX GENERAL PROVISIONS............................................    68
   9.1  Notices..........................................................    68
   9.2  Entire Agreement.................................................    69
   9.3  Agreement Binding................................................    69
   9.4  Severability.....................................................    70
   9.5  Specific Performance.............................................    70
   9.6  Company Disclosure Schedule......................................    70
   9.7  Expenses.........................................................    70
   9.8  Successors and Assigns; Parties in Interest......................    70
   9.9  Waiver...........................................................    71
   9.10 Governing Law; Venue.............................................    71
   9.11 Waiver of Jury Trial.............................................    71
   9.12 Other Remedies...................................................    72
   9.13 Counterparts; Facsimile Delivery.................................    72
   9.14 Attorneys' Fees..................................................    72
   9.15 Time of the Essence..............................................    72

Exhibit           Description

Exhibit A         Form of Opinion of Arent Fox LLP

Schedule          Description

Schedule 5.2(h)   Employees

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 31, 2007 by and among SMITH MICRO SOFTWARE, INC., a Delaware corporation ("Parent"), TEL ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), ECUTEL SYSTEMS, INC., a Delaware corporation (the "Company"), JOHN J. MCDONNELL, JR., as Stockholder Representative, and each of the PRINCIPAL STOCKHOLDERS listed on the signature page hereto. Certain capitalized terms used in this Agreement are defined in
Article XIII hereto.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of the Company with and into Merger Sub in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), with the Merger Sub to be the surviving corporation of the Merger.

     B. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

     C. Each Principal Stockholder, and Stockholders holding (x) at least 95% of the total number of issued and outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis and (y) 100% of the total number of issued and outstanding shares of Company Preferred Stock voting separately as a single class, have voted in favor of or otherwise approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") will take place as promptly as practicable, but no later than one (1) Business Day, following the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Morrison & Foerster LLP, Los Angeles, California, unless another place or date is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly executed Certificate of Merger satisfying the requirements of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

     1.4 Certificate of Incorporation; By-laws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:
"The name of the corporation is Ecutel Systems, Inc."

          (b) The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation from and after the Effective Time.

     1.5 Directors and Officers.

          (a) The directors and officers of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          (b) Directors and officers of the Subsidiary shall resign effective as of the Effective Time. At the Effective Time, the Surviving Corporation shall appoint the directors of Merger Sub immediately prior to the Effective Time as the initial directors of the Subsidiary of the Surviving Corporation, each to hold office in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective Certificate of Incorporation and By-laws of the Surviving Corporation or equivalent organizational documents of each such subsidiary, and the Surviving Corporation shall appoint the officers of Merger Sub immediately prior to the Effective Time as the initial and only officers of the Subsidiary of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6 Merger Consideration; Effect on Capital Stock; Holdback; Adjustment.

          (a) Merger Consideration. The maximum aggregate consideration ("Merger Consideration") to be paid by Parent and Merger Sub in the Merger to holders of outstanding shares of Company Capital Stock shall be Eight Million Dollars ($8,000,000) in cash, of which (i) Seven Million Dollars ($7,000,000) (the "Closing Payment") shall be payable by Parent at Closing and (ii) One Million Dollars ($1,000,000) (the "Holdback Amount") shall be payable by Parent subject to and in accordance with Section 1.6(b).

          (b) Holdback Amount.

               (i) As security for the Company Indemnification Obligations, at the Closing, Parent shall deposit into an interest-bearing escrow account from the Merger Consideration an amount of cash equal to the Holdback Amount. On the six-month anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter) (the "Holdback Due Date"), Parent shall cause the Holdback Amount to be released to the Stockholder Representative for distribution to the Stockholders in accordance with the terms and provisions hereof and an escrow agreement by and among Parent, the Stockholder Representative and an escrow agent to be selected by Parent (the "Escrow Agreement"); provided, however, that Parent may withhold from such delivery (i) any amounts applied in satisfaction of the Company Indemnification Obligations and (ii) any amounts then in dispute related to Company Indemnification Obligations (which amounts shall be promptly released to the Stockholder Representative upon resolution of any such dispute in favor of the Stockholders).

               (ii) Each Principal Stockholder shall be deemed to have contributed his, her or its Allocable Share of the Holdback Amount to provide a source of funding to the Indemnified Parties for any Company Indemnification Obligations. Nothing in this Section 1.6(b) shall be construed as limiting the liability of the Company and the Principal Stockholders to the Holdback Amount, nor shall payments from the Holdback Amount be considered as liquidated damages for any breach under this Agreement.

          (c) Allocation Certificate. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the "Allocation Certificate") of the Company signed by the Chief Executive Officer of the Company certifying, in each case as of the Closing:

               (i) (x) the identity of each record holder of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock held by each such Stockholder and (y) the identity of each holder of Company Stock Rights, the number of shares of Company Common Stock and/or Company Preferred Stock covered by the Company Stock Rights held by such holder, the exercise prices and vesting schedules thereof, the number and type of shares of Company Capital Stock subject to each Company Stock Right that will be exercisable as of the Closing, and whether such Company Stock Right is qualified as an "incentive stock option" under section 422 of the Code; and

               (ii) (w) the number of Fully Diluted Common Shares; (x) the amount, as determined by the Board of Directors of the Company in good faith, of the Closing Payment required to be paid to each Stockholder under the Company Certificate of Incorporation and other applicable agreements; (y) such portion, as determined by the Board of Directors of the Company in good faith, of the Holdback Amount (if any), expressed in dollar and/or percentage terms, that would be required to be paid to each Stockholder under the Company Certificate of Incorporation and other applicable agreements (the "Allocable Share"); and
(z) the amount of any required withholding (if any) of the Closing Payment and Allocable Share with respect to each such Stockholder.

          (d) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

               (i) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

               (ii) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to Section 1.6(d)(i) and any Dissenting Shares) shall be converted into the right to receive (A) the amounts set forth on Schedule 1.6(c); and (B) the Allocable Share of that portion of the Holdback Amount (if any) released pursuant to Section 1.6(b) and set forth on Schedule 1.6(c); and

               (iii) the shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive (A) the amounts set forth on Schedule 1.6(c), and (B) the Allocable Share of that portion of the Holdback Amount (if any) released pursuant to Section 1.6(b) and set forth on Schedule 1.6(c).

          (e) Company Options. No Company Option shall be assumed by the Surviving Corporation or Parent, and the Company agrees to take all actions necessary to effect the foregoing treatment of the Company Options. Any acceleration of vesting of any Company Options or any lapse of repurchase rights of any shares of Company Capital Stock as a result of the transactions contemplated by this Agreement shall be set forth in Schedule 1.6(e).

               (i) Prior to the Effective Time, each option or other right to acquire shares of Company Common Stock under or pursuant to the Company Option Plan that is outstanding, unexercised, unexpired and vested (the "Vested Company Option") prior to the Effective Time shall be canceled and extinguished immediately upon the Effective Time in exchange for the payment set forth on
Schedule 1.6(c).

               (ii) Prior to the Effective Time, each option or other right to acquire shares of Company Common Stock under or pursuant to the Company Option Plan that is outstanding, unexercised, unexpired and unvested (the "Unvested Company Option") prior to the Effective Time shall be canceled and extinguished immediately upon the Effective Time without any payment, in accordance with its terms.

               (iii) Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate Sections 1.6(e)(i) and (ii), including obtaining consent from holders of outstanding Company Options as necessary. Conditional upon the Closing, the Company shall
(i) take all appropriate or necessary steps to effect the termination of the Company Option Plan as of the Effective Time, and (ii) take all actions necessary so that following the Effective Time, there shall be no outstanding Company Options.

               (iv) The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Option describing the treatment of such Company Option in accordance with this Section 1.6(e).

          (f) Company Warrants.

               (i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Warrants, each Company Warrant outstanding and vested immediately prior to the Effective Time shall be cancelled and extinguished immediately upon the Effective Time without payment.

               (ii) No Company Warrant shall be assumed by the Surviving Corporation or Parent, and the Company agrees to take all action necessary to arrange for each Company Warrant to be cancelled and extinguished at, or prior to, the Effective Time, including, but not limited to, the giving of any notice required under any agreements relating to any Company Warrant.

          (g) Withholding Rights; Deductions from Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements (i) such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger or the exercise or vesting of any Company Stock Right or restricted stock under the Code or any provision of state, local or foreign Tax Law and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon and any other amounts in respect thereof) owed by such Person to the Company as of the Closing. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may be. Parent or the Surviving Corporation, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under clause (i) above.

          (h) No Further Ownership Rights in Company Capital Stock. The cash amounts, if any, paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (i) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding shares in the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares in the Surviving Corporation.

     1.7 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, "Dissenting Shares"), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

          (b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive any portion of the Merger Consideration pursuant to and subject to Section 1.6 without interest thereon upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock, or offer to settle any such demands.

     1.8 Surrender of Certificates.

          (a) Parent to Provide Cash to Stockholder Representative. At the Effective Time, Parent shall deposit with the Stockholder Representative for distribution in accordance with Section 1.8(b) an amount of cash equal to the Closing Payment. On the Holdback Due Date, Parent shall deliver the Holdback Amount (minus any withholding pursuant to

Section 1.6(b)) to the Stockholder Representative for distribution to the Stockholders in the manner set forth in Section 1.6(b). Any amount of Merger Consideration remaining with the Stockholder Representative after the 12-month anniversary of the Closing Date shall be remitted to Parent and thereafter any Stockholder shall direct any claims for payment hereunder to Parent.

          (b) Exchange Procedures. At the Closing, Parent will deliver to the Stockholder Representative, for delivery to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, forms of
(i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Stockholder Representative and shall be in such form and have such other provisions as Parent may specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of the Closing Payment payable in exchange therefor. The Letter of Transmittal shall indicate that applicable withholding Taxes with respect to the cashing out of the Company Stock Rights, if applicable, and the vesting of shares of Company Capital Stock that are restricted stock will be withheld from the Merger Consideration otherwise payable to each holder of Company Stock Rights who receives a payment with respect to his or her Company Stock Rights in connection with the Merger or upon the exchange of shares of Company Capital Stock that are restricted stock, and that other amounts may be withheld from any Stockholder in accordance with the terms of this Agreement. Following the Effective Time and delivery to the Stockholder Representative of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, the Stockholder shall be entitled to receive in exchange therefor the portion of the Closing Payment to which such Stockholder is entitled pursuant to Section 1.6 and the Certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Merger Consideration as provided in this Article I.

          (c) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, none of the Stockholder Representative, Parent, the Surviving Corporation or any party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Stockholder Representative shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 1.6; provided, however, that the Stockholder Representative may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against the Stockholder Representative, the Surviving Corporation or Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                             PRINCIPAL STOCKHOLDERS

     The Company and each Principal Stockholder hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing, subject to such exceptions as are set forth in the disclosure letter dated as of the date hereof and delivered herewith to Parent (the "Company Disclosure Schedule"), as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of the Company Certificate of Incorporation and its By-laws, each as amended to date and in full force and effect on the date hereof, to Parent. The Company has not violated the Company Certificate of Incorporation or its By-Laws in any material respect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an Employee. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

     2.2 Authority.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger and any other agreements, certificates or documents contemplated thereby or hereby (collectively, the "Related Agreements") to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger and (iii) recommended that the Stockholders adopt and approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and approve the Merger. Each Principal Stockholder, and Stockholders holding (i) at least 95% of the total number of issued and outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis and (ii) 100% of the total number of issued and outstanding shares of Company Preferred Stock voting separately as a single class, have voted in favor of or otherwise approved this Agreement, the Merger and the transactions contemplated hereby and thereby. The Company has delivered to Parent certified copies of the resolutions adopted by the Company Board and the written consent of the Stockholders who have approved this Agreement and the Merger (collectively, the "Transaction Approvals"). The Transaction Approvals constitute all necessary corporate and stockholder action on the part of the Company Board and the Stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby, and such approvals have not been revoked.

          (b) This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

     2.3 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the imposition or creation of any Lien upon any of the properties or assets (tangible or intangible) under (i) any provision of the Company Certificate of Incorporation, the Company's By-laws or other organizational documents of the Company or the Subsidiary, (ii) any Company Material Contract, (iii) any Company Authorization or (iv) any Law applicable to the Company or the Subsidiary or any of their respective properties or assets (whether tangible or intangible). Schedule 2.3 sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any Company Contract as are required thereunder in connection with the Merger, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiary, as the case may be, would otherwise be required to pay pursuant to the terms of such Company Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiary, as the case may be, under such Company Contracts from and after the Effective Time.

     2.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, is required by, or with respect to, the Company or the Subsidiary in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company or the Subsidiary is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     2.5 Subsidiary.

          (a) Except for the Subsidiary, the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Subsidiary is material to the Company's business, operations and financial condition. The Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. The Subsidiary has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. The Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of the Subsidiary's Certificate of Incorporation and By-Laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent. The Subsidiary has not violated its Certificate of Incorporation or By-Laws or comparable organizational documents in any material respect. Schedule 2.5(a) lists every jurisdiction in which the Subsidiary has facilities, maintains an office or has an Employee. Neither the Subsidiary nor any of its predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

          (b) The capitalization of the Subsidiary, including the identity of each holder of an outstanding equity interest therein, is as set forth on
Schedule 2.5(b). All of the outstanding capital stock of, or other ownership interests in, the Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or the Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Subsidiary or (ii) options or other rights to acquire from the Company or the Subsidiary, or obligation on the part of the Company or the Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of the Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable.

     2.6 Company Capital Structure.

          (a) The authorized capital stock of the Company consists of: (i) 20,200,000 shares of Company Common Stock, of which 3,218,245 shares are issued and outstanding; and (ii) 7,300,000 shares of Company Preferred Stock, of which 7,150,000 shares have been designated Series A-1 Preferred Stock, of which 6,856,221 shares are issued and outstanding. Each share of Series A-1 Preferred Stock is convertible into one share of Company Common Stock. No other shares of Company Preferred Stock are issued or outstanding. The Company Capital Stock, including all shares subject to the Company's right of repurchase, is held of record and beneficially by the Persons with the addresses and in the amounts set forth on Schedule 2.6(a). All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company Certificate of Incorporation, the By-laws of the Company or any Company Contract, and (ii) have been offered, sold and delivered by the Company in compliance with all applicable Laws, including federal and state securities laws. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company Certificate of Incorporation. Except as set forth on Schedule 2.6(a), there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

          (b) (i) Except for the Company's 2003 Stock Option Plan, as amended (the "Company Option Plan"), neither the Company nor the Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Stockholders and is in full force and effect. With respect to the Company Options, (i) each Company Option intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Option Plan and under all applicable Laws, including federal and state securities Laws, and (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company has reserved for issuance to Employees and directors of, and consultants to, the Company 570,000 shares of Company Common Stock under the Company Option Plan, of which options to purchase 409,500 shares of Company Common Stock have been granted and are outstanding. Schedule 2.6(b) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code.

               (ii) The Company has issued warrants (each a "Company Warrant") for the purchase of an aggregate of 240,000 shares of Company Common Stock. All Company Warrants have been offered, issued and delivered by the Company in compliance with all applicable Laws, including federal and state securities Laws. Schedule 2.6(b) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such Company Warrant, the number of shares of Company Capital Stock (and the class and series thereof) subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.

               (iii) Except for the Company Options and Company Warrants, there are no Company Stock Rights or agreements of any character, written or oral, obligating the Company or the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity or other ownership interest of the Subsidiary or obligating the Company or the Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or the Subsidiary.

               (iv) (A) Each Company Warrant, by its terms, will be automatically exercised or will be cancelled and extinguished at, or prior to, the Effective Time and the payment, if any, required to be paid to the holder thereof at the Effective Time is equal to the amount determined in accordance with Section 1.6(e)(i); or (B) each holder of a Company Warrant has agreed in writing that such Company Warrant shall be exercised or cancelled and extinguished at, or prior to, the Effective Time and the payment, if any, required to be paid to the holder thereof at the Effective Time shall be equal to the amount determined in accordance with Section 1.6(e).

          (c) Except for the Investors Rights Agreement, dated as of March 1, 2005 (the "Investors Rights Agreement"), the Stockholders Agreement, dated as of March 1, 2005 (the "Stockholders Agreement"), and the Right of First Refusal and Co-Sale Agreement, dated as of March 1, 2005 (the "Right of First Refusal"), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or the Subsidiary to which the Company or the Subsidiary is a party, by which the Company or the Subsidiary is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company or the Subsidiary is a party, by which the Company or the Subsidiary is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, "co-sale" rights or "drag-along" rights) of any Company Capital Stock. The execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Investors Rights Agreement, Stockholders Agreement or Right of First Refusal that have not been complied with or waived. The holders of Company Capital Stock and Company Stock Rights have been or will be properly given, or shall have properly waived, any required notice prior to the Merger.

     2.7 Company Financial Statements and Internal Controls.

          (a) Schedule 2.7 sets forth the consolidated balance sheets and the related consolidated statements of operations, stockholders equity (deficit) and cash flows of the Company and the Subsidiary for the fiscal years ended December 31, 2006, 2005 and 2004, (the balance sheet included therein at December 31, 2006 being the "Company Balance Sheet", and December 31, 2006 being the "Balance Sheet Date") (collectively, the "Company Financial Statements"). The Company Financial Statements are accurate and complete and have been prepared in accordance with generally accepted accounting principles effective in the United States ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes. The Company Financial Statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiary as of the dates and during the periods indicated therein.

          (b) The Company and the Subsidiary have in place systems and processes that are customary for a company at the same stage of development as the Company that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements (such systems and processes are herein referred to as the "Controls"). Neither the Company nor the Subsidiary nor, to the Company's knowledge, any Employee, auditor, accountant or representative of the Company or the Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Company Financial Statements. To the Company's knowledge, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Company Financial Statements.

          (c) To the Company's knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, the Subsidiary or any part of their respective operations.

          (d) The Company has in place a revenue recognition policy consistent with GAAP.

          (e) The Company has Net Assets of $(15,745.65).

     2.8 Liabilities.

          (a) Neither the Company nor the Subsidiary has (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Company Financial Statements in accordance with GAAP), other than (A) as has been reflected in the Company Balance Sheet, (B) as relate to obligations to provide services under customer contracts and are in amounts that are less than $10,000 individually or $25,000 in the aggregate, (C) as relate to obligations to pay future rent under leases and are in amounts that are less than $10,000 individually or $25,000 in the aggregate, or (D) as has arisen in the ordinary course of the Company's business consistent with past practices since the Balance Sheet Date in amounts that are less than $10,000 individually or $25,000 in the aggregate, or (ii) any "off-balance sheet arrangements" (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

          (b) Schedule 2.8(b) sets forth an accurate and complete breakdown of
(i) the aging of the accounts payable of the Company and the Subsidiary as of December 31, 2006; (ii) any customer deposits or other deposits held by the Company and the Subsidiary as of the date hereof; and (iii) all notes payable and other indebtedness of the Company and the Subsidiary as of the date hereof.

          (c) All accounts payable of the Company and the Subsidiary as of December 31, 2006 are reflected on the unaudited Company Financial Statements. All accounts payable of the Company and the Subsidiary that arose after December 31, 2006 have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company and the Subsidiary represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or the Subsidiary. Since December 31, 2006, the Company and the Subsidiary have each paid all of its accounts payable in the ordinary course of business consistent with past practices and has not delayed or renegotiated payment of, or refused to pay, any of its accounts payable, except consistent with its past practices.

          (d) Neither the Company nor the Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. To the knowledge of the Company, none of its current officers, directors or Employees has been convicted of, or pleaded guilty or no contest to, any felony.

          (e) Neither the Company nor the Subsidiary is or has been a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person (other than the Company or a Subsidiary).

          (f) Neither the Company nor the Subsidiary is insolvent.

     2.9 Absence of Certain Changes. Except as set forth in Schedule 2.9, since the Balance Sheet Date there has not been, occurred or arisen any:

          (a) transaction by the Company or the Subsidiary, except in the ordinary course of business and consistent with past practices;

          (b) amendments or changes to the Company Certificate of Incorporation or By-laws of the Company or comparable documents of the Subsidiary;

          (c) capital expenditure or capital commitment by the Company or the Subsidiary in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate;

          (d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or the Subsidiary), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;

          (e) destruction of, damage to or loss of any material assets, business or customer of the Company or the Subsidiary (whether or not covered by insurance);

          (f) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or the Subsidiary, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the Subsidiary;

          (h) revaluation by the Company or the Subsidiary of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable;

          (i) (x) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or Subsidiary Securities, or any direct or indirect redemption, purchase or other acquisition by the Company or the Subsidiary of any Company Capital Stock or Subsidiary Securities, other than repurchases of Company Common Stock from Employees, consultants or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, (y) any split, combination or reclassification of any Company Capital Stock, or (z) any issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Capital Stock or Subsidiary Securities;

          (j) increase in the salary or other compensation payable or to become payable by the Company or the Subsidiary to any of their officers, directors, Employees, consultants, contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Stock Rights or any amendment of any vesting terms related thereto held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company or the Subsidiary of a bonus or other additional salary or compensation to any such Person;

          (k) employee terminations and/or layoffs, and the Company and the Subsidiary have preserved intact and kept available the services of its employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings or for cause shall not constitute a violation of this clause (k);

          (l) (i) grant of any severance or termination pay to any director, officer or Employee, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Disclosure Schedule, (ii) adoption or amendment of any employee benefit plan or severance plan, (iii) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Employee or (iv) increase in the salaries, wage, rates or other compensation of Employees, other than payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in Schedule 2.16;

          (m) entering into of any Company Contract (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, extension, amendment or modification of the terms of any Company Contract or any waiver, release or assignment of any material rights or claims thereunder, except in the ordinary course of business and consistent with past practices;

          (n) sale, lease, license or other disposition of any of the assets or properties of the Company or the Subsidiary, or creation of any Lien in such assets or properties, except sales of inventory in the ordinary course of business and consistent with past practices;

          (o) loan by the Company or the Subsidiary to any Person, incurrence by the Company or the Subsidiary of any indebtedness, guarantee by the Company or the Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or the Subsidiary or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

          (p) waiver or release of any right or claim of the Company or the Subsidiary, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

          (q) commencement, or notice or threat of commencement, of any lawsuit or proceeding against or investigation of the Company or the Subsidiary or their affairs, or commencement or settlement of any litigation by the Company or the Subsidiary;

          (r) (i) transfer or sale by the Company or the Subsidiary of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, (iii) change in pricing or royalties set or charged by the Company or the Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or the Subsidiary or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

          (s) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or the Subsidiary;

          (t) except as set forth in Schedule 2.6(b), issuance, grant, delivery or sale (or authorization of the same) by the Company or the Subsidiary of any Company Capital Stock, any Company Options, any Company Warrants, any other Company Stock Right or the Subsidiary Securities;

          (u) event, occurrence, change, effect or condition of any character, which individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect; or

          (v) agreement by the Company or the Subsidiary, or any officer or Employees thereof, to do any of the things described in the preceding clauses
(a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

     2.10 Accounts Receivable. Schedule 2.10 lists all accounts receivable of the Company and the Subsidiary as of December 31, 2006, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and the Subsidiary represent bona fide transactions that arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and will be good and collectible in full within 90 days of the Closing Date, except to the extent of any reserve for uncollectible accounts receivable set forth on the most recent balance sheet included in the Company Financial Statements. No Person has any Lien on any accounts receivable of the Company or the Subsidiary, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or the Subsidiary.

     2.11 Restrictions on Business Activities.

          (a) There is no Company Contract (non-competition or otherwise) or judgment, injunction, order or decree to which the Company or the Subsidiary is a party, subject or otherwise binding upon the Company or the Subsidiary, that has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or the Subsidiary, any acquisition of property (tangible or intangible) by the Company or the Subsidiary, the conduct of business by the Company or the Subsidiary, or otherwise limiting the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person, in each case whether arising as a result of a change in control of the Company or the Subsidiary or otherwise. Without limiting the generality of the foregoing, neither the Company nor the Subsidiary has (i) entered into any agreement under which the Company or the Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company's or the Subsidiary's technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

          (b) There is no Company Contract (non-competition or otherwise) or judgment, injunction, order or decree to which the Company or the Subsidiary is a party, subject or otherwise binding upon the Company or the Subsidiary that could reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or the Subsidiary, any acquisition of property (tangible or intangible) by Parent or the Subsidiary, the conduct of business by Parent or the Subsidiary, or otherwise limiting the freedom of Parent or the Subsidiary to engage in any line of business or to compete with any Person after the Effective Time.

     2.12 Real Property; Leases.

          (a) None of the real property used or occupied by the Company or the Subsidiary, in each case, together with all buildout, fixtures and improvements created thereon ("Company Real Property"), is owned by the Company or the Subsidiary, nor has the Company or the Subsidiary ever owned any real property. All of the Company Real Property is leased or subleased by the Company or the Subsidiary, or the Company or the Subsidiary has an interest in such Company Real Property pursuant to a warehousing, license or occupancy agreement.

          (b) Schedule 2.12(b) sets forth all leases, subleases and other agreements pursuant to which the Company and the Subsidiary derives its rights in the Company Real Property (the "Leases"), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto, and the aggregate annual rent.

          (c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or the Subsidiary or, to the Company's knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by the Company or the Subsidiary or, to the Company's knowledge, by any other Person, except for such defaults as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or the Subsidiary and each landlord or sublandlord with respect to the Company Real Property. All rent and other charges currently due and payable under the Leases have been paid.

          (d) The Company or the Subsidiary is the holder of the tenant's interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. Neither the Company nor the Subsidiary has made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Lease term. The Company or the Subsidiary owns all trade fixtures, equipment and personal property located in the premises leased under the Leases and the landlords thereunder have no Lien thereon or claim thereto.

     2.13 Assets; Absence of Liens and Encumbrances.

          (a) Schedule 2.13(a) accurately identifies all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company or the Subsidiary with an individual book value of greater than $5,000, and accurately sets forth the original cost and book value of each of such asset.

          (b) The Company and the Subsidiary has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or the Subsidiary
(i) are adequate for the conduct of the business of the Company and the Subsidiary as currently conducted and as currently proposed to be conducted,
(ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, and
(iii) comply in all respects with, and are being operated and otherwise used in full compliance with, all applicable Law, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

          (d) The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the imposition of any Liens upon or with respect to any of the properties of the Company.

     2.14 Intellectual Property.

          (a) (i) Schedule 2.14(a) lists: (A) all Company Registered Intellectual Property, (B) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Company and the Subsidiary, and (C) all licenses, sublicenses and other agreements to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto.

               (ii) The Company has complied with all requirements of the United States and foreign patent offices or applicable Governmental Bodies to maintain the Company Patents, including payment of all required fees to such offices or agencies. The Company has no knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could invalidate the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.

               (iii) The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Company Registered Intellectual Property (the "Company Patents") are properly represented in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with

          (b) Each item of Company Intellectual Property is either (i) owned solely by the Company or the Subsidiary free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company or the Subsidiary and their permitted successors pursuant to a valid and enforceable written license. All of the Company Intellectual Property that is used or held for use by the Company or the Subsidiary pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 2.14(b). The Company and the Subsidiary have all rights in the Company Intellectual Property necessary to carry out the Company's and the Subsidiary's former, current and currently planned activities, including rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (c) The Company and the Subsidiary are in compliance with and have not breached, violated or defaulted under, or received notice that any of them have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or the Subsidiary is a party or is otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that could reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor the Subsidiary is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or the Subsidiary pursuant to any such agreement in default thereunder. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company and the Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or the Subsidiary would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Neither the Company nor the Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or the Subsidiary or the Surviving Corporation, as successor to the Company or the Subsidiary, in the Company Intellectual Property.

          (d) The use of the Company Intellectual Property by the Company and the Subsidiary, as previously used, as currently used and as currently proposed to be used, has not infringed and does not and will not infringe any other Person's copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition. No funds or facilities of any university were used in the development of Company Intellectual Property. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or the Subsidiary of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and the Subsidiary or by any licensee of the Company of the Subsidiary, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or the Subsidiary or, to the Company's knowledge, are threatened by any Person nor, to the Company's knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent and trademark applications, and neither the Company nor the Subsidiary is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company's knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party or Employee.

          (e) The Company and the Subsidiary have secured from all parties (including Employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company or the Subsidiary valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and the Subsidiary and have provided true and complete copies of such assignments to Parent.

          (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company or the Subsidiary in any Company Intellectual Property.

          (g) The Company Intellectual Property owned by the Company or the Subsidiary is not subject to any source code escrow or similar agreement.

          (h) The Company and the Subsidiary have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company or the Subsidiary. The Company and the Subsidiary have secured from all parties (including Employees) who have created any portion of, or otherwise have any rights in or to, Company Intellectual Property owned by Company or the Subsidiary valid and enforceable written assignments of any such work, invention, improvement or other rights to Company and the Subsidiary and have provided true and complete copies of such assignments to Parent.

          (i) The Company Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company Intellectual Property contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

          (j) Schedule 2.14(j) lists all licenses, sublicenses and other agreements pursuant to which the Company is authorized to use any Intellectual Property of third Persons that is (i) incorporated in or bundled with the Products or the Company Intellectual Property or (ii) used in connection with, any Company Product or Service, or any product or service currently under development. Schedule 2.14(j) also provides a brief description of any present or future royalty or payment obligations for any Intellectual Property of third Persons.

          (k) Except as set forth on Schedule 2.14(k), the Company Intellectual Property does not include any Publicly Available Software. Neither the Company nor the Subsidiary have used Publicly Available Software in whole or in part in the former, current or currently planned development of any part of the Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software. No source code licensee of the Company has received from the Company or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

          (l) None of the Company's or the Subsidiary's professional services agreements with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of the Company, the Subsidiary or any of their respective customers, nor any agreement or license with any end user or reseller of the Company's or the Subsidiary's products, confers upon any Person other than the Company or the Subsidiary any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

          (m) Neither the Company nor the Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any Person.

          (n) Neither the Company nor the Subsidiary has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company Intellectual Property or restrict the ability of the Company or the Subsidiary to enforce, license, or exclude others from using the Company Intellectual Property.

          (o) The Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

          (p) Schedule 2.14(p) contains a list, including names, addresses, contact names, telephone numbers, termination date and next renewal date, of all agreements pursuant to which the Company is obligated to provide support services (such agreements, as supplemented below, are referred to collectively as the "Support Agreements"). Except for the nonstandard support agreements specified as such in Schedule 2.14(p), all of the Support Agreements are in all respects in the form of the Contract identified as the Standard Support Agreement set forth in Schedule 2.14(p) (the "Standard Support Agreement"). Neither the Standard Support Agreement nor any other agreement would obligate the Parent after the date of this Agreement to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Service, other than error corrections and upgrades if and when made available to Company's customers generally. The versions of the Company Products currently supported by the Company are set forth on Schedule 2.14(p). Neither the Company nor its Affiliates has granted any other Person the right to furnish support or maintenance services with respect to the Products to any other third Person.

     2.15 Product Warranties; Defects; Liabilities; Services.

          (a) Each product (including any software product) manufactured, sold, licensed, leased or delivered by the Company or the Subsidiary (the "Company Products") has been in conformity with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the Subsidiary has any liability or obligation (and to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or the Subsidiary giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 2.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.

          (b) All services provided by the Company or the Subsidiary to any third party ("Services") were performed in conformity with the terms and requirements of all applicable warranties and other Company Contracts and with all applicable Laws, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. There is no claim pending or, to the Company's knowledge, threatened against the Company or the Subsidiary relating to any Services and, to the Company's knowledge, there is no reasonable basis for the assertion of any such claim.

     2.16 Company Contracts.

          (a) Schedule 2.16 contains a brief description of each Company Contract (including names of parties, date of execution, brief subject matter, dollar amount and termination date), including without limitation the following types of agreements to which the Company is a party:

               (i) any collective bargaining agreement;

               (ii) any employment or consulting agreement, contract or commitment with any officer, director, Employee, contractor, consultant, advisor or member of the Company's or the Subsidiary's board of directors;

               (iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement that is not listed on Schedule 2.25(a);

               (iv) any commission and/or sales agreement with an Employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or the Subsidiary, that is not listed on Schedules 2.26(b) or 2.26(c);

               (v) any stock option plan, stock appreciation rights plan or stock purchase plan, and any agreement or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;

               (vi) any fidelity or surety bond or completion bond;

               (vii) any lease of personal property having a value individually in excess of $10,000;

               (viii) any agreement of indemnification or guaranty to any Person;

               (ix) any agreement containing any covenant limiting the freedom of the Company or the Subsidiary to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

               (x) any agreement relating to capital expenditures and involving future payments in excess of $10,000;

               (xi) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of the Company's or the Subsidiary's business or any agreement relating to the acquisition of assets or any interest in any business enterprise;

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit;

               (xiii) any purchase order or contract (including for services) involving $10,000 or more;

               (xiv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

               (xv) any joint venture, partnership, strategic alliance or other agreement involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

               (xvi) any agreement pursuant to which the Company or the Subsidiary has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements;

               (xvii) any sales representative, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution of the Company's or the Subsidiary's products or services, or the products or services of any other Person;

               (xviii) any agreement pursuant to which the Company or the Subsidiary has advanced or loaned any amount to any Stockholder of the Company or any director, officer, Employee, or consultant thereof or of the Subsidiary, other than business travel advances in the ordinary course of business consistent with past practice;

               (xix) any commitment to any customer or third party to deliver products or services, including all end-user licenses;

               (xx) any commitment to any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, other than those included in Schedule 2.14(p);

               (xxi) any contractual obligations that the Company would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act if the Company were an issuer with a class of securities registered pursuant to the Exchange Act;

               (xxii) each proposed agreement as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company; or

               (xxiii) any other agreement that involves $10,000 or more or is not cancelable by the Company or a Subsidiary without penalty within 60 days.

          (b) Each Company Contract is in full force and effect and is valid, binding and enforceable against each party thereto in accordance with its terms. The Company and the Subsidiary are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Company Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or knowledge of any default by any third party, except for such breaches, violations or defaults as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

     2.17 Change of Control Payments. Schedule 2.17 sets forth (i) each plan, program, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees in cash or property or the vesting of property) directly or indirectly as a result of, a change of control of the Company or the Subsidiary as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements and (ii) a summary of the nature and amounts that may become payable pursuant to each such plan, program, agreement or arrangement. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" with the meaning of Section 280G of the Code.

     2.18 Interested Party Transactions.

          (a) To the Company's knowledge, no officer, director or Affiliate of the Company or the Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or the Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or the Subsidiary, any goods or services or (iii) a beneficial interest in any Company Contract; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.18.

          (b) There are no receivables of the Company or the Subsidiary owed by any director, officer, Employee, or consultant to the Company or the Subsidiary (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice). None of the Company's Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or the Subsidiary.

     2.19 Compliance with Laws. The Company and the Subsidiary has complied with and is in compliance with, is not in violation of, and has not received any notices of violation with respect to, any Law, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the Subsidiary has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law. The Company and the Subsidiary is in compliance with its stated privacy policies contained on any websites maintained by or on behalf of the Company or the Subsidiary and all applicable privacy and anti-SPAM Laws, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

     2.20 Litigation. There is no action, suit or proceeding of any nature pending or, to the Company's knowledge, threatened against the Company or the Subsidiary, any of their respective properties or assets or any of their respective officers, directors or Employees, nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company or the Subsidiary, any of their respective properties or any of their respective officers, directors or Employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or the Subsidiary to conduct its operations as presently or previously conducted or as presently proposed to be conducted and none of the Company, the Subsidiary or their properties is subject to any order that materially impairs the Company's or such Subsidiary's ability to operate.
Schedule 2.20 lists each action, suit or proceeding that has ever been commenced by or against the Company or the Subsidiary and includes a brief background of each such proceeding and the status or outcome of each such proceeding.

     2.21 Insurance. Schedule 2.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company, the Subsidiary or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or the Subsidiary or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, the Subsidiary and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of the Company, the Subsidiary or any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

     2.22 Minute Books. The corporate minutes of the Company and the Subsidiary made available to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders and the board of directors of the Company and the Subsidiary (and any committees thereof) since the time of incorporation of the Company and the Subsidiary, as the case may be. The books, records and accounts of the Company are true, complete and correct, and are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company.

     2.23 Environmental Matters.

          (a) Hazardous Material. Neither the Company nor the Subsidiary has (i) operated any underground storage tanks at any property that the Company or the Subsidiary has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or the Subsidiary, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or the Subsidiary has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Neither the Company nor the Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or the Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities"), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

          (c) Permits. The Company and the Subsidiary currently hold all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

          (d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company or the Subsidiary. Neither the Company nor the Subsidiary is aware of any fact or circumstance which could reasonably involve the Company or the Subsidiary in any environmental litigation or impose upon the Company or the Subsidiary any environmental liability.

     2.24 Brokers' and Finders' Fees. Except as set forth on Schedule 2.24, neither the Company nor the Subsidiary has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements. The Company has previously provided Parent with a copy of all agreements set forth on
Schedule 2.24.

     2.25 Employee Benefit Plans.

          (a) Schedule. Schedule 2.25(a) sets forth each Company Employee Plan. Neither the Company nor the Subsidiary has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

          (b) Documents. The Company has previously provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan, including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document; (ix) all forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan.

          (c) Employee Plan Compliance. (i) The Company and the Subsidiary have performed all obligations required to be performed by them under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code, except for such violations as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called "GUST" and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter; (iii) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, the Subsidiary, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event) at any time;

(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) all annual reports and other filings required by the DOL or the IRS have been timely made; (viii) neither the Company nor the Subsidiary nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code, (ix) all contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made in all material respects on or before their due dates, and (x) no Company Employee Plan is sponsored or maintained by any Co-Employer.

          (d) Plan Status. None of the Company, the Subsidiary or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or
Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a Multiple Employer Plan as defined in Section 210 of ERISA.

          (e) Multiemployer Plans. At no time has the Company, the Subsidiary or any ERISA Affiliate contributed to or been requested to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA.

          (f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee after his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor the Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits after his or her their retirement or termination of employment, except to the extent required by Law.

          (g) Effect of Transaction.

               (i) The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit, whether under a Company Employee Plan, an agreement or otherwise which will or may be made by the Company, the Subsidiary or Parent or any of their respective Affiliates with respect to any Employee resulting from this transaction will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (iii) No Company Employee Plan (1) provides for the payment of separation, severance, termination or similar-type benefits to any person, or
(2) obligates the Company or any Subsidiary or ERISA Affiliate to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement.

          (h) Section 409A. No Company Employee Plan, employment agreement or other arrangement provides a gross-up or other indemnification for any Taxes which may be imposed for failure to comply with the requirements of Section 409A of the Code. To the Company's knowledge, based on published guidance from the Treasury Department and the IRS to date, including transition relief provided therein, no employee is subject to additional Taxes by reason of a failure by a Company Employee Plan, employment agreement or other arrangement to comply with the requirements of Section 409A of the Code.

     2.26 Employment Matters.

          (a) Schedule 2.26(a) sets forth, with respect to each Employee (including any Employee who is on a leave of absence or on layoff status subject to recall) (i) the name of such Employee and the date as of which such Employee was originally hired by the Company or the Subsidiary, and whether the Employee is on an active or inactive status; (ii) such Employee's title; (iii) such Employee's annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms;
(iv) each current benefit plan in which such Employee participates or is eligible to participate; (v) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company's business; and (vi) whether the Employee has executed the Company's standard form nondisclosure, confidentiality and assignment of inventions agreement.

          (b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company or the Subsidiary and are classified as "consultants" or "independent contractors," the respective compensation of each such "consultant" or "independent contractor" and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 2.26(b). Any Persons now or heretofore engaged by the Company or the Subsidiary as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws.

          (c) Each Employment Agreement is set forth on Schedule 2.26(c) and a copy of each Employment Agreement and any amendment thereto has been provided to Parent. Except as set forth in Schedule 2.26(c), the employment of each of the Employees is terminable by the Company at will.

          (d) The Company and the Subsidiary has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, Employment Agreements, and other materials relating to the employment of the current employees.

          (e) (i) None of the Company's Employees have given the Company or the Subsidiary notice or any other communication terminating his or her employment with the Company or the Subsidiary, or terminating his or her employment upon a sale of, or business combination relating to, the Company or the Subsidiary or in connection with the transactions contemplated by this Agreement, or expressed or otherwise indicated that he or she will not accept employment with Parent;
(ii) neither the Company nor the Subsidiary has a present intention to terminate the employment of any current employee; (iii) to the Company's knowledge, no current employee has received, or is currently considering, an offer to join a business that likely would be competitive with the Company's or the Subsidiary's business; (iv) to the Company's knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or the Subsidiary, or (B) the Company's business or operations; (v) to the Company's knowledge, no current Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or the Subsidiary, as the case may be; and
(vi) neither the Company nor the Subsidiary is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

          (f) Neither the Company nor the Subsidiary is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither the Company nor the Subsidiary knows of any activities or proceedings of any labor union to organize any Employees.

          (g) Neither the Company nor the Subsidiary is presently engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any liability to the Company or the Subsidiary. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, the Subsidiary or any Employees. There is not now pending and, to the Company's knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

          (h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable Law. Neither the Company nor the Subsidiary is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither the Company nor the Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (i) Neither the Company nor the Subsidiary has an established severance pay practice or policy. Except as set forth in Schedule 2.26(i), (i) neither the Company nor the Subsidiary is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company's and the Subsidiary's policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or the Subsidiary, applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or the Subsidiary of any Persons employed by the Company or the Subsidiary on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company or the Subsidiary' benefit or severance policy, practice, agreement, plan, program, Law applicable thereto or otherwise, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

          (j) The Company and the Subsidiary are in compliance with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees, except for such violations, breaches or defaults as could not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

          (k) There are no claims pending or, to the Company's knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state "referral agency") from any Employee or any other Person arising out of the Company's or the Subsidiary's status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, threatened or reasonably anticipated claims or actions against the Company or the Subsidiary under any workers compensation policy or long-term disability policy.

          (l) The Company and the Subsidiary, and to the Company's knowledge each Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.

          (m) Neither the execution, delivery and performance of this Agreement, nor the carrying on of the Company's and Subsidiary's business as presently conducted or as presently proposed to be conducted, nor any activity of any officers, directors, Employees or consultants of the Company or a Subsidiary in connection with the carrying on of the Company's and Subsidiary's business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees or consultants is now bound.

     2.27 Tax Matters.

          (a) The Company and the Subsidiary have timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company and the Subsidiary have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiary were complete and correct, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiary and any other information required to be shown thereon. Neither the Company nor the Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder,
(ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code as and to the extent applicable until amended by the American Jobs Creation Act of 2004 and the Treasury Regulations thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code as and to the extent applicable until amended by the American Jobs Creation Act of 2004 and the Treasury Regulations thereunder. The Company and the Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no Liens for Taxes upon any of the Company's or the Subsidiary's assets, other than Liens for ad valorem Taxes not yet due and payable and there is no reasonable basis for the imposition of such Liens.

          (b) None of the Tax Returns filed by the Company or the Subsidiary or Taxes payable by the Company or the Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or to the Company's knowledge, is contemplated.

          (c) Neither the Company nor the Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor the Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or the Subsidiary, as of the date hereof, are set forth in the Company Financial Statements or in Schedule 2.27(c).

          (d) Neither the Company nor the Subsidiary is a party to any agreement, contract, arrangement or plan (including the Company Stock Rights) that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the
Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Except as set forth on Schedule 2.27(d), none of the shares of outstanding capital stock of the Company or the Subsidiary is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

          (e) Neither the Company nor the Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. Neither the Company nor the Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor the Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor the Subsidiary has ever been either a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor the Subsidiary has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor the Subsidiary has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor the Subsidiary has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor the Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither the Company nor the Subsidiary owns, directly or indirectly, any interests in an entity that is or has been a "passive foreign investment company" within the meaning of Section 1297 of the Code or a "controlled foreign corporation" within the meaning of Section 957 of the Code.

          (f) Neither the Company nor the Subsidiary is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). Neither the Company nor the Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor the Subsidiary has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

          (g) The unpaid Taxes of the Company and the Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and the Subsidiary in filing Tax Returns. Neither the Company nor the Subsidiary will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

          (h) Schedule 2.27(h) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or the Subsidiary. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor the Subsidiary has, or has ever had, a permanent establishment or other Taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

          (i) The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiary.

          (j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company or the Subsidiary.

          (k) Schedule 2.27(k) sets forth for each outstanding Company Option whether such right is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code.

     2.28 Foreign Corrupt Practices Act. Neither the Company nor the Subsidiary (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

     2.29 Bank Accounts. Schedule 2.29 contains a true and complete list of the name of each bank or other financial institution at which the Company or the Subsidiary has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto.

     2.30 Customers; Distributors. Schedule 2.30 accurately identifies, and provides an accurate summary of the revenues received from, each customer that, together with such customer's Affiliates, contributed more than ten percent (10%) of the consolidated gross revenues of the Company and the Subsidiary in fiscal years ended December 31, 2006 and 2005. Neither the Company nor the Subsidiary has received written notice from any customer listed on Schedule 2.30 indicating that such customer intends to reduce or not continue its business relationship with the Company and the Subsidiary. Neither the Company nor the Subsidiary has received notice from any distributor of any of the Company's products indicating that any such distributor intends to cease acting as a distributor of such products or otherwise dealing with the Company and the Subsidiary.

     2.31 Company Customer Information. Neither the Company nor the Subsidiary has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company's or the Subsidiary current and former customers (the "Company Customer Information"). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or the Subsidiary possesses or has any claims or rights with respect to use of the Company Customer Information.

     2.32 Governmental Authorization. Schedule 2.32 lists each consent, license, permit, grant or other authorization issued to the Company, the Subsidiary or any Employee by a Governmental Entity (i) pursuant to which the Company or the Subsidiary currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Subsidiary to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets. None of the Company, the Subsidiary nor any Employee is in violation of any material term of any Company Authorization.

     2.33 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company and the Principal Stockholders as follows:

     3.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner (a "Parent Material Adverse Effect").

     3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such other filings, authorizations, consents and approvals that if not obtained or made could not reasonably be expected to have a Parent Material Adverse Effect.

     3.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, as in effect on the date hereof, (ii) any material contract to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations or defaults as could not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

     3.4 Brokers' and Finders' Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

                                   ARTICLE IV
                                CERTAIN COVENANTS

     4.1 Conduct of Business of the Company and Subsidiary. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Parent shall otherwise consent in writing), and will cause the Subsidiary to, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company, the Subsidiary or their respective businesses. Except as expressly contemplated by this Agreement, the Company shall not, and shall cause the Subsidiary to not, without the prior written consent of Parent:

          (a) reprice any Company Stock Rights or accelerate the vesting of any Company Stock Right or restricted stock;

          (b) make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with past practices or in excess of $10,000 in any individual case;

          (c) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, Subsidiary Securities or Company Stock Rights (except for the issuance of Company Capital Stock upon exercise of presently outstanding Company Stock Rights; provided, that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash by the Person exercising or converting such Company Stock Right, (iii) for purpose of determining the amount of such Taxes, the fair market value of the Company Capital Stock received pursuant to such exercise or conversion is equal to the maximum aggregate consideration payable with respect to such Company Capital Stock pursuant to this Agreement, including for this purpose any consideration payable as part of the Holdback Amount and (iv) the Company promptly notifies Parent of such exercise or conversion);

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $10,000 in the case of a single transaction or in excess of $25,000 in the aggregate;

          (e) hire or engage any employees or consultants, or encourage any Employees or consultants to resign from the Company or the Subsidiary, or promote any Employees or change the employment status or titles of any of the Employees, except for the hiring of employees at non-executive levels in the ordinary course of business at compensation rates comparable to other Employees at similar levels;

          (f) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

          (g) fail to keep in full force all insurance policies described in
Section 2.21;

          (h) enter into any agreement pursuant to which the Company makes representations or warranties or assumes support obligations that are materially more burdensome on the Company than the representations, warranties and support obligations made in the Company's standard forms of end-user license agreement, reseller agreements and Standard Support Agreement;

          (i) take any action that would have been a breach of any of the provisions of Section 2.9 had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard for disclosures on the Company Disclosure Schedule); or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

     4.2 Access to Information. The Company shall provide Parent and its accountants, legal counsel, and other representatives complete and timely access during normal business hours during the period prior to the Effective Time to
(a) all of the properties, facilities, books, Company Contracts, records, customers and Employees of the Company and the Subsidiary and (b) all other information concerning the business, finances, properties, products, services and personnel of the Company and the Subsidiary as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger.

     4.3 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Non-Disclosure Agreement, dated as of November 15, 2006 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     4.4 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Parent, by regulatory authority or stock listing or trading agreement, no disclosure (whether or not in response to an inquiry) of this Agreement or the subject matter hereof shall be made prior to the Effective Time by any party hereto (other than disclosures to Stockholders in connection with the approval of this Agreement and other than any filing by Parent with the Securities and Exchange Commission or other Governmental Entity) unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld.

     4.5 Consents. The Company shall promptly apply for or otherwise seek and use its best efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Merger, including all consents, waivers, or approvals under any of the Company Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

     4.6 Conditions to the Merger; Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the parties to this Agreement shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will use its reasonable best efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

     4.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of
(i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article V incapable of satisfaction; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     4.8 Company Contracts. Upon Parent's request, the Company shall contact, on behalf of Parent, identified parties ("Third Parties") with whom the Company has Company Contracts (the "Identified Contracts"). Unless other instructed by Parent, the Company shall not disclose to such Third Parties any information relating to the Merger, this Agreement or any of the transactions contemplated hereby, except for the existence of this Agreement and the fact that a purchaser has conditionally agreed to purchase the Company. The Company shall use all reasonable best efforts to assist Parent to transition and negotiate such Identified Contracts. Until the Closing, the Company shall adhere to the terms of the Identified Contracts in all material respects.

     4.9 Termination of Company Investors Rights. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, the Investors Rights Agreement, Stockholders Agreement, Right of First Refusal, and all other investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and
(ii) deliver all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Stock Rights.

     4.10 No Solicitation.

          (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1, neither the Company nor the Subsidiary or any of their respective officers, directors, Employees, Stockholders, Affiliates, financial advisors or representatives (collectively, the "Representatives"), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or the Subsidiary,
(B) the acquisition of beneficial ownership of any equity interest in the Company or the Subsidiary, whether by issuance by the Company or the Subsidiary or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, other than upon exercise of warrants and options outstanding as of the date of this Agreement,
(C) the license or transfer of all or a material portion of the assets of the Company or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a "Third-Party Acquisition"); (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

          (b) If the Company or any Representative receives an unsolicited inquiry or offer relating to a Third-Party Acquisition, the Company will (i) promptly notify Parent of the same and the details thereof, (ii) provide to Parent a copy of any written inquiry or offer and all correspondence related thereto, and (iii) keep Parent informed of the status thereof.

          (c) The Company and Parent agree that, in the event of a breach by the Company, the Subsidiary or any Representative of the covenants set forth in this
Section 4.10, the actual damages resulting from such breach would be difficult to determine and Parent may not have an adequate remedy at law. Accordingly, if the Company or any Representative breaches this Section 4.10 and the Company subsequently (i) enters into a definitive agreement relating to, or (ii) consummates, a Third-Party Acquisition prior to the twelve-month anniversary of the date on which this Agreement is terminated pursuant to Section 7.1, then the Company agrees to pay to Parent $1,500,000 in cash upon demand by Parent as liquidated damages, which the Company and Parent agree represents a reasonable approximation of the damages to Parent that will result from such breach. As a special inducement for Parent to enter into this Agreement, the Company covenants that at no time will it contest the amount of such liquidated damages.

     4.11 Certain Employment Matters.

          (a) Offers of Employment. The Hiring Affiliate presently intends (but is not obligated), prior to the Closing Date, to extend offers of employment to each of the Employees, on terms and conditions that the Hiring Affiliate determines in its sole discretion. At any time before or after the Closing Date, the Hiring Affiliate may contact the Employees in connection with preparing, making or determining whether to make offers of new employment with the Hiring Affiliate. The Company shall cooperate with and use its reasonable best efforts to assist the Hiring Affiliate in its efforts to secure satisfactory employment arrangements with the Employees and to obtain executed Offer Package Agreements from each Employee receiving an offer of employment with the Hiring Affiliate. Any offer of employment shall be subject to the Hiring Affiliate's policies and procedures, including background checks and confirmation of immigration status of each such Employee. Each Employee who accepts an offer of employment with the Hiring Affiliate, executes and delivers each Offer Package Agreement and actually transfers to employment with the Hiring Affiliate is hereafter referred to as a "Continuing Employee." The employment of the Continuing Employees by the Surviving Corporation shall end at the close of business on the date designated by the Hiring Affiliate and the employment of the Continuing Employees by the Hiring Affiliate shall commence at 12:01 A.M. on the day after such date. The Continuing Employees will be employed by the Hiring Affiliate on an at-will basis (terminable with or without cause and with or without notice) and otherwise on terms of employment determined by the Hiring Affiliate.

          (b) Offer Package Agreements. Each Continuing Employee shall be required, as a condition to employment with the Hiring Affiliate, to execute and deliver to Parent, on or prior to the Closing Date, Parent's form of (i) Proprietary Information Agreement, (ii) such agreements and documents as the Hiring Affiliate requires generally of its employees (the "Offer Package Agreements").

          (c) No Right to Continued Employment or Benefits. Neither Parent nor the Hiring Affiliate is under any obligation to hire or retain any Employee, or provide any Employee with any particular benefits, or make any payments or provide any benefits to those Employees whom the Hiring Affiliate chooses not to employ or subsequently terminates.

          (d) Termination of Employment with the Company. Prior to the Closing Date, Parent may deliver to the Company a schedule of Employees whom the Company shall terminate (the "Terminated Employees"), effective as of the Closing Date. The Company shall satisfy in full all Termination Payments with respect to the Terminated Employees.

          (e) FICA, Employment Taxes. The Company shall be responsible for all FICA, payroll and employment Taxes relating to each Employee until the termination of his or her employment with the Company, including any payments made with respect to Company Stock Rights. The Hiring Affiliate shall be responsible for all FICA, payroll and employment taxes relating to the Continuing Employees commencing from the date on which their employment with the Hiring Affiliate commences.

          (f) Company Employee Plans. Effective immediately preceding the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the

Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

     4.12 Section 280G Approval. If the Company is obligated to make any payments, or is a party to any Company Contract that under certain circumstances could obligate it to make any payments, that will not be deductible under
Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its reasonable best efforts to obtain such stockholder approval promptly after the date hereof and in any event prior to the Closing Date.

     4.13 Tax Matters.

          (a) Conduct of the Company. From the date hereof until the Effective Time, neither the Company nor the Subsidiary shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file or amend any Tax return, except with the prior written consent of Parent.

          (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation, provided, however, the Stockholders shall not be liable for any such Taxes or fees as may arise, or to the extent any such Taxes or fees are increased as a result of, any relocation of the operations of the Company (other than a relocation of the Company's headquarters from one site in Virginia to another site in Virginia). Within a reasonable period of time following any request from the Stockholders Representative, Parent shall make available or cause to be made available, at the Stockholders' expense, such former employees of the Company as are then employees of Parent or its affiliate in connection with, and such materials of the Company as are relevant to, the preparation of such Tax Returns as the Stockholder Representative may reasonably request. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 4.13(b). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

          (c) Clearance Certificates. Prior to the Closing, the Company shall deliver to Parent a clearance certificate or similar document(s) which may be required by any Tax Authority to relieve Parent of (i) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

          (d) Tax Returns. (i) The Company will promptly provide or make available to Parent, for Parent's review and approval (which shall not be unreasonably delayed or withheld) prior to filing, copies of all Tax Returns, reports and information statements that are required to be filed after the date of this Agreement and prior to the Closing Date.

               (ii) The Stockholder Representative shall prepare or cause to be prepared all income Tax Returns of the Company that are filed after the Closing Date that relate to any Tax period ending on or before the Closing Date, except that the Company and the Parent agree to use the alternate procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting. Except as may be otherwise required by law, all such Tax Returns shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not have the effect of accelerating deductions or deferring income. In preparing or causing to be prepared such Tax Returns the Stockholder Representative shall allocate the proceeds deemed realized by the Company as a result of the Merger among the Company's assets in a manner consistent with the valuation report prepared by an independent appraiser (which valuation shall be prepared in a manner consistent with Code Section 1060), the costs of whom shall be borne by Parent, and Parent and its affiliates shall prepare their Tax Returns consistent with such allocation. Parent shall use reasonable efforts to cause such appraisal to be prepared within 45 days of the Effective Time. Within a reasonable period of time following any request by the Stockholder Representative, Parent shall make available or cause to be made available, at the Stockholders' expense, such former employees of the Company as are then employees of Parent or its affiliates in connection with, and such materials of the Company as are relevant to, the preparation of such Tax Returns as the Stockholder Representative may reasonably request. The Stockholder Representative will provide all such Tax Returns to Parent, and shall provide Parent with access to all backup support relating to such Tax Returns, at least 30 days prior to the deadline for filing such returns for Parent's review and approval (which shall not be unreasonably delayed or withheld) of such Tax Returns. If required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation.

          (e) Tax Contests. Notwithstanding any of the foregoing but subject to
Section 6.4(c), Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation.

          (f) Tax Carryforwards. The Company agrees to cooperate with Parent and provide any factual information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company's tax carryforwards under Sections 382, 383 and 384 of the Code. In furtherance of the foregoing, and without limiting the generality of the foregoing, the Company agrees that, on or before the Closing Date, it will use its reasonable best efforts to provide to Parent the following information: (i) any information known to the Company regarding the ownership of the equity of the Company from the time the Company was formed through the date hereof (including any capitalization tables, option tables or redemption tables known to the Company with respect to the equity of the Company showing the ownership of Company stock and/or options, the dates any such stock or options were issued or transferred, and the prices and (if applicable) strike prices at which any such stock or options were issued), (ii) any information known to the Company regarding any relationships between or among the Stockholders, (iii) any valuation-type spreadsheets, memoranda, offering documents, resolutions of the Company Board, or similar materials of the Company that have been prepared by or for the Company in connection with any stock offerings, option issuances, changes in option pricing or redemptions, if any, and (iv) any written analysis known to the Company that has been conducted regarding whether there is any limitation on its Tax carryforwards under the foregoing Code sections.

          (g) Tax Allocation. For purposes of this Agreement, (i) any Taxes relating to a taxable period that begins on or before, but ends after, the Closing Date (a "Straddle Period") that are not based on or measured by income or receipts of the Company and its subsidiaries shall be attributable to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (ii) any Taxes based on or measured by the income or receipts of the Company or its subsidiaries relating to a Straddle Period shall be attributed to the Pre-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date. For purposes of this Agreement, a "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and that portion of any Straddle Period that ends on the Closing Date. For the avoidance of doubt, any Taxes resulting from the transactions contemplated by this Agreement shall be attributable to a Pre-Closing Tax Period for purposes of this Agreement.

          (h) Section 338 Election. Parent shall not make nor permit to be made any election under Code Section 338 with respect to the Company in connection with the Merger. In the event Parent shall make or permit to be made any election under Code Section 338 with respect to the Subsidiary in connection with the Merger, the Stockholders shall have no obligation to pay or indemnify Parent or the Company against any Tax that would not have been incurred absent such election. Parent shall notify the Stockholder Representative of its intent to make or permit to be made an election under Code Section 338 with respect to the Subsidiary within 60 days following the Effective Time.

          (i) Retention of Records. Parent shall retain or cause to be retained all records relating to the finances and Taxes of the Company for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitations (including any extensions thereof) for the taxable period or periods to which such records relate. Within a reasonable period of time following any request by the Stockholder Representative, Parent agrees to provide the Stockholder Representative, at the Stockholders' expense, with such information and assistance as is reasonably necessary and requested by the Stockholder Representative, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Parent.

     4.14 Exercise and Termination of Company Stock Rights. Immediately after the date of this Agreement, the Company shall deliver proper notice to each holder of a Company Option pursuant to the Company Option Plan and to each holder of a Company Warrant informing such holder of the effect of the Merger on the Company Options and Company Warrants. Prior to the Effective Time, the Company shall take all action necessary to (i) terminate the Company Option Plan and (ii) terminate each Company Option still outstanding as of immediately prior to the Effective Time.

     4.15 Indemnification of Directors and Officers of the Company. During the period ending six years after the Effective Time, Parent will ensure that the Surviving Corporation fulfills and honors the obligations of the Company to the Company's present and former directors and officers (the "Indemnified D&Os") pursuant to the terms of the Company Certificate of Incorporation as in effect on the date hereof, except to the extent Parent would have had a claim for indemnification with respect to any such claim under Section 6.2 determined without regard to any limitations set forth in Article VI that otherwise would apply to any such indemnification claim.

     4.16 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company and such officers and directors of the Subsidiary as Parent designates in writing, effective as of the Effective Time.

                                    ARTICLE V
                            CONDITIONS TO THE MERGER

     5.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and (ii) those failures to be so true and correct as could not reasonably be expected to have a Parent Material Adverse Effect.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

          (c) Closing Certificate. Parent and Merger Sub shall have executed and delivered to the Company a certificate, executed by an officer of Parent and Merger Sub, that each of the conditions set forth in Sections 5.2(a) and (b) has been satisfied in all respects.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

          (e) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.

          (f) Other Documents. The Company shall have received such customary documents from Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

     5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date).

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

          (c) No Adverse Change. There shall not have occurred any material adverse change in the business, condition, assets, operations or results of operations of the Company.

          (d) Stockholder Approval; Dissenters' Rights. The Transaction Approvals shall have been obtained and shall be in full force and effect. Each Principal Stockholder, and Stockholders holding at least 95% of the outstanding voting capital stock of the Company (calculated on an as-converted basis) and 100% of the outstanding Series A-1 Preferred Stock, shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Stockholders holding not more than 1% of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have exercised, or shall have continuing rights to exercise, appraisal or dissenters' rights under the DGCL with respect to the transactions contemplated by this Agreement.

          (e) Closing Certificate. The Company shall have executed and delivered to Parent a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, that each of the conditions set forth in Sections 5.2(a)-(d) and (o)-(q) has been satisfied in all respects.

          (f) Secretary's Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Transaction Approvals, (ii) the Company Certificate of Incorporation and the By-Laws of the Company, and
(iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

          (g) Opinion of Counsel. Parent shall have received an opinion letter of Arent Fox LLP, dated the Closing Date, substantially in the form of Exhibit A.

          (h) Employment Acceptances. Parent shall have received copies of an employment acceptance letter and Offer Package Agreement, which shall not have been revoked or terminated, executed by at least 75% of all Employees to whom employment is offered by the Hiring Affiliate (including the Employees listed on Schedule 5.2(h)). None of the Key Employees shall have revoked his or her acceptance of employment with the Hiring Affiliate, attempted to revoke or terminate any Offer Package Agreement or other agreement with Parent or the Hiring Affiliate, or otherwise indicated his or her intention not to commence employment with the Hiring Affiliate or continue employment with the Company, as applicable, following the Closing Date.

          (i) Non-Competition Agreements. Parent shall have received executed copies of Non-Competition Agreements in such form provided to the Company prior to the execution of this Agreement from the individuals identified in Schedule 5.2(i), which agreements shall not have been revoked or terminated as of the Closing Date.

          (j) Third-Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers required to be obtained by the Company for the consummation of the Merger, including all consents, waivers or approvals under any of the Company Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. Each of such required consents, waivers and approvals is set forth on Schedule 5.2(j).

          (k) Termination of Company Investors Rights. Parent shall have been furnished with evidence satisfactory to it that (i) the Investors Rights Agreement, Stockholders Agreement, Right of First Refusal, and all other investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Closing and (ii) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Stock Rights have been properly delivered.

          (l) Termination of Company Stock Rights. Parent shall have been furnished with evidence satisfactory to it that (i) each Company Stock Right will be cancelled and extinguished at or prior to the Effective Time and (ii) the aggregate payment required to be paid to the holders of Company Stock Rights at the Effective Time is materially equal to the amount determined in accordance with Section 1.6(e)(i).

          (m) Tax Certificate. The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

          (n) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company and such officers and directors of the Subsidiary as have been identified by Parent prior to the Closing Date.

          (o) Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) against the Company seeking material damages or other material relief, (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions; or
(iii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of the Company's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company's business or assets as a result of the transactions contemplated by the Agreement which if successful would have an adverse effect on Parent's ability to receive the anticipated benefits of the Merger.

          (p) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

          (q) Signing Date Financial Statements. The Company shall have delivered to Parent the Signing Date Financial Statements, and Parent shall have reviewed and approved the Signing Date Financial Statements.

          (r) Release of Encumbrances. Parent shall have received evidence satisfactory to it of the release of all Liens on any of the Company's assets.

          (s) Termination of Senior Management Agreements. Parent shall have received evidence satisfactory to it of the termination at or prior to the Effective Time of (i) the Senior Management Agreement dated October 24, 2003 by and among the Company and Thomas P. Matthews (the "Matthews Agreement"), and
(ii) the Senior Management Agreement dated November 6, 2003 by and among the Company and Dzung Tran (the "Tran Agreement"); provided that Sections 7 and 8 of each of the Matthews Agreement and the Tran Agreement shall survive such termination.

          (t) Preferred Stock Waivers. Parent shall have received evidence satisfactory to it of the waiver, at or prior to the Effective Time, by the holders of the Company's outstanding shares of Series A-1 Preferred Stock of a portion of the Merger Consideration payable to such holders pursuant to the terms of the Company's Certificate of Incorporation, as amended.

          (u) Escrow Agreement. The Stockholder Representative shall have executed and delivered the Escrow Agreement.

          (v) Thomas Manchot. Thomas Manchot shall have executed and delivered this Agreement.


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

          (w) Other Documents. Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

                                   ARTICLE VI
            INDEMNIFICATION, STOCKHOLDER REPRESENTATIVE, RELEASE BY
                             PRINCIPAL STOCKHOLDERS

     6.1 Survival of Representations, Warranties and Covenants.

          (a) The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 P.M. Eastern time on the 24-month anniversary of the Closing Date, except that the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.6, 2.7(e), 2.23, 2.25, 2.26 and 2.27 (the "Fundamental
Representations") shall so survive but shall terminate on the date that is 3 months following the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination.

          (b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to or in connection with this Agreement shall terminate at the Effective Time.

          (c) The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

     6.2 Indemnification. Subject to the last paragraph of this Section 6.2, as an integral term of the Merger, the Company and each Principal Stockholder shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, members, agents and Affiliates (the "Indemnified Parties") against any and all claims, losses, liabilities, damages, deficiencies, diminution in value, reduction in net operating losses, interest and penalties, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (collectively "Losses") incurred or suffered by any such Indemnified Party directly or indirectly as a result of, with respect to or in connection with:

          (a) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (disregarding for purposes of this Section 6.2 any "materiality", "in all material respects", "Company Material Adverse Effect" or similar qualification contained therein or with respect thereto for purposes of calculating Losses);

          (b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

          (c) any Dissenting Share Payments;

          (d) any Acquisition Expenses that remain unpaid as of the Effective Time;

          (e) any loss, liability or expense of the Stockholder Representative;

          (f) any claims by any current or former holder of Company Capital Stock, Company Options, Company Warrants or other Company Stock Rights relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby or any Person's status as an equity holder or ownership of equity interests in the Company at any time on or prior to the date of this Agreement, including the allocation of the Merger Consideration, whether for breach of fiduciary duty or otherwise, or any claims by any current or former officer, director or stockholder to indemnification by the Company or the Surviving Corporation with respect to any such claims;

          (g) regardless of any disclosure on the Company Disclosure Schedule, any "excess parachute payment" (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation pursuant to Company Contracts entered into on or prior to the Closing Date;

          (h) any claims by any Person, including an Indemnified D&O pursuant to
Section 4.15, that arise out of acts or omissions that constitute a breach of this Agreement or a breach of fiduciary duty owed by such Indemnified D & O;

          (i) any acts or omissions of the Company, the Subsidiary or any of their respective Representatives occurring prior to the Effective Time that constitute a breach of fiduciary duty or intentional or willful misconduct;

          (j) subject to the proviso at the end of the first sentence of Section 4.13(b) and Section 4.13(h), any Taxes imposed upon the Company, the Subsidiary or for which they are otherwise liable for any Pre-Closing Tax Period, including, without limitation, any Taxes for which the Company and the Subsidiary are liable as a result of the transactions contemplated by this Agreement;

          (k) any action, suit or proceeding relating directly or indirectly to any actual or alleged breach, failure, liability or matter of the type referred to in clauses (a) through (j) above, including any action, suit or proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 6.


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

The obligations of the Principal Stockholders under this Section 6.2 shall be several and not joint, except that the obligations of McDonnell & Associates, L.P. and Thomas Manchot shall be joint, and the obligations of CNF Investments, LLC and Thomas Manchot shall be joint.

     6.3 Limitations.

          (a) No claims shall be made by any Indemnified Party for indemnification pursuant to Section 6.2(a), other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations and the representations and warranties of the Company set forth in Section 2.14, unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 6.2(a) exceed $60,000 (the "Threshold Amount"), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount). Notwithstanding the preceding sentence, claims arising from any breach or inaccuracy of any of the Fundamental Representations and the representations and warranties of the Company set forth in Section 2.14 may be made without regard to the Threshold Amount.

          (b) No Principal Stockholder shall have any liability for money damages pursuant to Section 6.2 (i) unless and until the aggregate Holdback Amount has been exhausted in satisfaction of any Losses, (ii) subject to the last paragraph of Section 6.2, in an amount in excess of such Principal Stockholder's proportionate share of $2,500,000 (provided that this Section 6.3(b)(ii) shall not apply to liabilities arising from any breach or inaccuracy of any of the Fundamental Representations and the representations and warranties of the Company set forth in Section 2.14), and (iii) in an amount in excess of the Merger Consideration paid or payable to such Principal Stockholder under this Agreement.

          (c) The limitations set forth in this Section 6.3 shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or misconduct, (ii) any breach of which the Company had knowledge on or prior to the Effective Time, (iii) any equitable remedy, including a preliminary or permanent injunction or specific performance, or (iv) claims relating to Taxes.

          (d) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The wavier by Parent or Merger Sub of any of the conditions set forth in Article V will not affect or limit the provisions of this Article VI.

     6.4 Procedure for Claims Against Holdback Amount.

          (a) Claims. The Holdback Amount shall be available as a non-exclusive resource to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 6.2 (the "Company Indemnification Obligations"). Upon receipt by the Stockholder Representative on or before the Holdback Due Date of a certificate signed by any appropriately authorized officer of Parent (a "Holdback Certificate") (i) stating the aggregate amount of Losses or an estimate thereof, in each case to the extent known or determinable at such time, and (ii) specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then Parent shall, subject to the other provisions of this Agreement, reduce the Holdback Amount by the amount of such Losses in satisfaction of the Company Indemnification Obligations.

          (b) Objection to Holdback Certificate.

               (i) The Stockholder Representative shall have thirty (30) days after delivery to it of a Holdback Certificate to deliver to Parent a written response to such Holdback Certificate (a "Holdback Response"). If after such thirty (30) day period the Stockholder Representative has not delivered a Holdback Response to Parent or it has delivered a Holdback Response which does not dispute any portion of the Holdback Certificate, the reduction of the Holdback Amount specified in the Holdback Certificate shall become final. If the Holdback Response disputes any claims contained in the Holdback Certificate, the Stockholder Representative and Parent shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties and Parent shall promptly pay over to the Stockholder Representative any portion of the Holdback Amount that it has agreed to pay.

               (ii) If no such agreement can be reached after good faith negotiations, either Parent or the Stockholder Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Parent (on the one hand) and the Stockholder Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the Holdback Certificate shall be binding and conclusive upon the parties to this Agreement.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in Wilmington, Delaware. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrators).

          (c) Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Party (a "Third-Party Claim") that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve any Stockholder of any liability or obligations hereunder, except to the extent that the Stockholders have been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third-Party Claim; provided, however, that the Stockholders shall not be liable to indemnify any Indemnified Party for any settlement of any such Third-Party Claim effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If any such action or claim is settled with the prior written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

     6.5 Merger Consideration Adjustment. The Company, Parent and the Principal Stockholders agree to treat each indemnification payment pursuant to this
Article VI as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

     6.6 Stockholder Representative; Power of Attorney.

          (a) Each Principal Stockholder and, by virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each other Stockholder (regardless of whether or not such other Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof), hereby initially appoints, as of the date of this Agreement, John J. McDonnell, Jr. (together with his permitted successors, the "Stockholder Representative"), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) receive payment of the Merger Consideration from Parent or Merger Sub and transmit such payment to Company Stockholders as appropriate; (iii) object to and settle any claims by Parent to the Holdback Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement or any other Related Agreement or other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

          (b) John J. McDonnell, Jr. hereby accepts his appointment as Stockholder Representative.

          (c) The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Holdback Amount upon not less than 10 days' prior written notice to Parent and with Parent's written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

          (d) The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative may arrange to receive reimbursement directly from the Stockholders for any and all expenses, charges and liabilities, including attorneys' fees, reasonably incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this agreement; provided, however, that neither Parent nor the Surviving Corporation shall have any liability with respect to such items.

          (e) The Stockholder Representative shall have access to relevant information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation's officers and Employees for purposes of performing his duties and exercising his rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (f) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

          (g) Except for matters that are subject to Section 6.4, and without limiting the generality or effect of Section 6.6(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the transactions contemplated hereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

     6.7 No Subrogation. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company or the Subsidiary with respect to any indemnification made by or on behalf of any Stockholder under Section 6.2 if the Merger and the transactions contemplated by this Agreement are consummated.

     6.8 Release by Principal Stockholders.

          (a) Each of the Principal Stockholders, for itself, its Affiliates, predecessors, successors, representatives and assigns (the "Releasors"), as the case may be, hereby irrevocably releases and forever discharges the Company, the Subsidiary and their respective past, present and future Representatives (other than the Principal Stockholders) (the "Releasees"), as the case may be, from (i) any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown arising solely out of, or relating solely to, the Releasors ownership (direct or indirect) of any debt or equity interests in the Company and (ii) any and all obligations, whether previously or now existing, which the Company or the Subsidiary may have to, or have incurred for the benefit or on behalf of, any Releasor, whether pursuant to any Law, agreement, provision of the Company Certificate of Incorporation or otherwise, arising solely out of, or relating solely to, the Releasors' ownership (direct or indirect) of any debt or equity interests in the Company. Each Principal Stockholder acknowledges and agrees that the Merger Consideration received by each of them was fully negotiated and bargained for and constitutes full and fair consideration for the agreements and releases by each of them set forth in this Agreement.

          (b) Each Principal Stockholder confirms that it has carefully read the provisions of this Section 6.8 and that it has reviewed such provisions with its respective attorneys and has consulted therewith regarding its rights and obligations hereunder, that it has had ample and sufficient opportunity to consider the terms of this Section 6.8 without duress or coercion. Accordingly, each Principal Stockholder forever waives all rights to assert that the release contained in this Section 6.8 was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

          (c) Each Principal Stockholder acknowledges that, in executing the release contained in this Section 6.8, they are not relying on any representations, warranties, assurances, statements, or other information of any kind provided or made by any of the Releasees or their counsel. Each Principal Stockholder is aware that they are releasing claims as to which they may be currently unaware and only later may come to learn, but are nevertheless willing to enter into this release. It is the intention of each Principal Stockholder that, notwithstanding the possibility they discover or gain a more complete understanding of the facts, events or Law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally, and forever settled all claims released hereby. The release in this Section 6.8 extends to claims and obligations that the Releasors do not know or suspect to exist in their favor, which, if known by such Releasor, would have materially affected its decision to enter into this release. The releases herein given shall be, and remain in effect as, full and complete releases notwithstanding the discovery or existence of any additional or different claim or fact.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

          (a) by written agreement of the Company, Parent and Merger Sub;

          (b) by either Parent or the Company if (i) the Closing Date has not occurred by June 30, 2007 (the "Termination Date"); provided, that the right to terminate this Agreement under this clause 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d) prior to the earlier of the Termination Date or that date which is 15 days following the Company's receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured within such 15 day period so that the conditions would then be satisfied; or


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

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in
Section 5.1(a) or 5.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the earlier of the Termination Date or that date which is 15 days following Parent's receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured within such 15 day period so that the conditions would then be satisfied.

     7.2 Effect of Termination. Any termination of this Agreement under Section
7.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 4.3 and 4.4, this
Section 7.2, Section 7.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

     7.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Stockholder Representative.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.


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

                                  ARTICLE VIII
                         DEFINITIONS, CONSTRUCTION, ETC.

          (a) Definitions. For purposes of this Agreement:

     "Acquisition Expenses" shall mean all fees and expenses incurred by the Company or the Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including all "change of control," severance, or similar payments and all legal, accounting, investment banking, tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including, without limitation, any success fees payable to Bowen Advisors, Inc. and Thomas Matthews and any "change of control" payments payable to Thomas Matthews and Dzung Tran).

     "Affiliate" shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

     "Aggregate Preferred Preference" shall have the meaning set forth in
Section 1.6(d)(v).

     "Agreement" shall have the meaning set forth in the Preamble.

     "agreement" shall mean any written, oral, implied or other legally binding agreement, contract, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     "Allocable Share" shall have the meaning set forth in Section
1.6(c)(ii)(y).

     "Allocation Certificate" shall have the meaning set forth in Section
1.6(c).

     "Balance Sheet Date" shall have the meaning set forth in Section 2.7(a).

     "Business Day" shall mean any day of the year on which national banking institutions in the State of Delaware are open to the public for conducting business and are not required to close.

     "Certificate of Merger" shall have the meaning set forth in Section 1.2.

     "Certificates" shall have the meaning set forth in Section 1.8(b).

     "Closing" shall have the meaning set forth in Section 1.2.

     "Closing Date" shall have the meaning set forth in Section 1.2.

     "Closing Payment" shall have the meaning set forth in Section 1.8(c).

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.


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

     "Co-Employer" shall mean any Person that is or was considered to be a co-employee with the Company or the Subsidiary.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Authorizations" shall have the meaning set forth in Section 2.32.

     "Company Balance Sheet" shall have the meaning set forth in Section 2.7(a).

     "Company Board" shall mean the board of directors of the Company.

     "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock, collectively.

     "Company Certificate of Incorporation" shall mean the Company's Certificate of Incorporation, as amended.

     "Company Common Stock" shall mean the Company's common stock, $0.001 par value per share.

     "Company Contract" shall mean any mortgage, indenture, lease, contract, insurance policy, covenant or other agreement (written or oral), instrument or commitment, permit, concession, franchise or license to which the Company or the Subsidiary is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound.

     "Company Customer Information" shall have the meaning set forth in Section 2.31.

     "Company Disclosure Schedule" shall have the meaning set forth in Article
II.

     "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, leave of absence, welfare, educational assistance, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including but not limited to each "employee benefit plan" within the meaning of
Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or the Subsidiary or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or the Subsidiary has or may have any material liability contingent or otherwise.

     "Company Financial Statements" shall have the meaning set forth in Section 2.7(a).

     "Company Intellectual Property" shall mean any Intellectual Property that has been used, is used, or is held for use in the business of the Company or the Subsidiary as previously conducted, as currently conducted or as currently proposed to be conducted.


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

     "Company Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, liabilities, condition (financial or other), or results of operations of the Company and the Subsidiary taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the transactions contemplated hereby and thereby in a timely manner.

     "Company Material Contract" shall mean any Company Contract (i) that was not entered into in the ordinary course of business consistent with its past practices; (ii) that involves or contemplates the payment of cash or other consideration in an amount or having a value in excess of $10,000; (iii) pursuant to which the Company or the Subsidiary has obligations regarding product or service warranties; or (iv) pursuant to which the Company or the Subsidiary is obligated to indemnify another Person.

     "Company Option Plan" shall have the meaning set forth in Section 2.6(b).

     "Company Options" shall have the meaning set forth in Section 2.6(b).

     "Company Patents" shall have the meaning set forth in Section 2.14(a)(iii).

     "Company Preferred Stock" shall mean the Company's preferred stock, $0.001 par value per share, including all classes and series of preferred stock which have been designated by the Company.

     "Company Products" shall have the meaning set forth in Section 2.15.

     "Company Real Property" shall have the meaning set forth in Section
2.12(a).

     "Company Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company or the Subsidiary.

     "Company Stock Rights" shall mean: (i) all outstanding Company Options,
(ii) all outstanding Company Warrants and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right. For purposes of clarity, shares of Company Preferred Stock shall not be considered Company Stock Rights.

     "Company Warrant" shall have the meaning set forth in Section 2.6(b).

     "Confidentiality Agreement" shall have the meaning set forth in Section
4.3.

     "Continuing Employee" shall have the meaning set forth in Section 4.11(a).

     "Controls" shall have the meaning set forth in Section 2.7(b).

     "Court" shall have the meaning set forth in Section 9.9(b).


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

     "DGCL" shall have the meaning set forth in Recital A.

     "Dissenting Share Payments" shall mean (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any costs or expenses (including without limitation attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payment for such shares).

     "Dissenting Shares" shall have the meaning set forth in Section 1.7(a).

     "DOL" shall mean the United States Department of Labor.

     "Effective Time" shall have the meaning set forth in Section 1.2.

     "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or the Subsidiary.

     "Employment Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company, the Subsidiary or any Affiliate and any Employee or consultant.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any Person that, together with the Company or the Subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fully Diluted Common Shares" shall mean the total number of shares of Company Common Stock outstanding at the Effective Time plus the total number of shares of Company Common Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for shares of Company Common Stock outstanding at the Effective Time that are vested and exercisable immediately prior to the Effective Time, including the Company Preferred Stock, Company Options, Company Warrants and any other Company Stock Rights, excluding, however, the shares of Company Capital Stock described in Section 1.6(d)(i).

     "Fundamental Representations" shall have the meaning set forth in Section 6.1(a).

     "GAAP" shall have the meaning set forth in Section 2.7(a).

     "Governmental Entity" shall have the meaning set forth in Section 2.4.

     "Hazardous Material" shall have the meaning set forth in Section 2.23(a).

     "Hazardous Materials Activities" shall have the meaning set forth in
Section 2.23(b).


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

     "Hiring Affiliate" shall mean Parent or an Affiliate of Parent that hires a Continuing Employee.

     "Holdback Amount" shall have the meaning set forth in Section 1.6(a).

     "Identified Contracts" shall have the meaning set forth in Section 4.8.

     "Indemnified D&Os" shall have the meaning set forth in Section 4.15(a).

     "Indemnified Parties" shall have the meaning set forth in Section 6.2.

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Investors Rights Agreement" shall have the meaning set forth in Section 2.6(c).

     "IRS" shall mean the United States Internal Revenue Service.

     "Key Employee" shall mean each of Thomas Matthews, Tore Andersen, Dzung Tran and Wayne Lutz.

     "knowledge" (including any derivation thereof such as "known" or "knowing") shall mean the actual knowledge of any officer or director of the Company or the Subsidiary or any Key Employee, and such knowledge as would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to the Company and the Subsidiary.

     "Law" shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

     "Leases" shall have the meaning set forth in Section 2.12(b).


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

     "Letter of Transmittal" shall have the meaning set forth in Section 1.8(b).

     "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

     "Losses" shall have the meaning set forth in Section 6.2.

     "Merger" shall have the meaning set forth in Recital A.

     "Merger Consideration" shall have the meaning set forth in Section 1.6(a).

     "Merger Sub" shall have the meaning set forth in the Preamble.

     "Net Assets" shall mean the Company's current assets as set forth in the Signing Date Financial Statements (with current accounts receivable defined as those due within 90 days or less), less current liabilities (not including deferred revenues or accrued expenses associated with the transactions contemplated by this Agreement).

     "Nonstatutory Option" shall mean any Company Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

     "Offer Package Agreements" shall have the meaning set forth in Section 4.11(b).

     "Parent" shall have the meaning set forth in the Preamble.

     "Parent Material Adverse Effect" shall have the meaning set forth in
Section 3.1.

     "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

     "Principal Stockholders" shall mean CNF Investments, LLC, McDonnell & Associates, L.P. and Thomas Manchot.

     "Publicly Available Software" shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

     "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts,


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

continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks;
(iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

     "Related Agreements" shall have the meaning set forth in Section 2.2(a).

     "Representatives" shall have the meaning set forth in Section 4.10(a).

     "Right of First Refusal" shall have the meaning set forth in Section
2.6(c).

     "Series A-1 Preferred Stock" shall mean the Series A-1 Convertible Preferred Stock of the Company, par value $0.001 per share.

     "Series A-1 Preference" shall have the meaning set forth in Section 1.6(d)(iii).

     "Services" shall have the meaning set forth in Section 2.15.

     "Signing Date Financial Statements" shall mean a balance sheet and income statement, prepared in accordance with GAAP, as of the date of this Agreement.

     "Standard Support Agreement" shall have the meaning set forth in Section 2.14(p).

     "Stockholder Representative" shall have the meaning set forth in Section 6.6(a).

     "Stockholder" or "Stockholders" shall mean the holder(s) of shares of Company Capital Stock.

     "Stockholders Agreement" shall have the meaning set forth in Section
2.6(c).

     "Subsidiary" shall mean Ecutel Europe, a Norwegian corporation.

     "Subsidiary Securities" shall have the meaning set forth in Section 2.5(b).

     "Support Agreements" shall have the meaning set forth in Section 2.14(p).

     "Surviving Corporation" shall have the meaning set forth in Section 1.1.

     "Tax" shall mean any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.


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

     "Tax Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Tax.

     "Tax Returns" shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

     "Terminated Employees" shall have the meaning set forth in Section 4.11(f).

     "Termination Date" shall have the meaning set forth in Section 7.1(b).

     "Termination Payments" shall mean, with respect to any person whose employment is terminated as of a given date, all legal obligations relating to the termination of the employment of such person, including all amounts required by any applicable Law to be paid to such person upon termination of employment, including pay in lieu of notice, pay required by the WARN Act and any other similar Laws, and all termination pay, severance pay, accrued vacation pay, COBRA benefits and all wages, bonuses, sick leave, pensions, source deductions and other remuneration benefits for such person accruing up to and including the date of termination.

     "Third Parties" shall have the meaning set forth in Section 4.8.

     "Third-Party Acquisition" shall have the meaning set forth in Section 4.10(a).

     "Third-Party Claim" shall have the meaning set forth in Section 6.4(b).

     "Threshold Amount" shall have the meaning set forth in Section 6.3(a).

     "Transaction Approvals" shall have the meaning set forth in Section 2.2(a).

     "Unvested Company Option" shall have the meaning set forth in Section 1.6(e)(i).

     "Unvested Company Option" shall have the meaning set forth in Section 1.6(e)(ii).

          (b) Construction.

               (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.


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

               (iii) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (iv) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement.

               (v) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by registered or certified mail (return receipt requested), three Business Days after mailing; or (iii) if delivered by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Smith Micro Software, Inc.
               51 Columbia
               Aliso Viejo, CA 92656
               Attention: Robert Elliott
               Telephone: (213) 892-5200
               Facsimile: (213) 892-5454

               with a copy to:

               Morrison & Foerster LLP
               555 West Fifth Street, Suite 3500
               Los Angeles, CA 90013
               Attention: Allen Z. Sussman, Esq.
               Telephone: (213) 892-5200
               Facsimile: (213) 892-5454

          (b)  if to the Company, to:

               Ecutel Systems, Inc.
               2300 Corporate Park Drive, Suite 410
               Herndon, VA 20171
               Attention: Thomas Matthews
               Telephone: (571) 203-8331


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

               Facsimile: (571) 203-8310

               with a copy to:

               Arent Fox LLP
               1050 Connecticut Ave., NW
               Washington, DC 20036-5339
               Attention: Jeffrey E. Jordan, Esq.
               Telephone: (202) 857-6473
               Facsimile: (202) 857-6395

          (c)  if to the Stockholder Representative to:

               John J. McDonnell, Jr.
               7984 Georgetown Pike
               Great Falls, VA 22102
               Telephone: (703) 917-1565
               Facsimile: (703) 917-1565

          (d)  if to any of the Principal Stockholders to:

               McDonnell & Associates, L.P.
               7984 Georgetown Pike
               Great Falls, VA 22102
               Telephone: (703) 917-1565
               Facsimile: (703) 917-1565

               CNF Investments, LLC
               7500 Old Georgetown Rd.
               Bethesda, MA 20814
               Telephone: (301) 657-7191
               Facsimile: (301) 657-7173

               Thomas Manchot
               Henkelstrasse 67
               D-40191
               Dusseldorf Germany
               Telephone: 011-49-211-600-0170
               Facsimile: [_____________]

     9.2 Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.3 Agreement Binding. This Agreement shall be binding, effective as of the date of this Agreement, on all parties who are signatories to this Agreement, provided that Thomas


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

Manchot may execute this Agreement subsequent to the date hereof but prior to Closing, and upon such execution Mr. Manchot shall, without further action by Mr. Manchot or the other parties to this Agreement, become a party to and be deemed a Principal Stockholder under, this Agreement.

     9.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

     9.6 Company Disclosure Schedule. No matter disclosed in one section of the Company Disclosure Schedule shall be deemed disclosed in another section of the Company Disclosure Schedule unless it is reasonably apparent on its face that the matter is responsive to another representation.

     9.7 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

     9.8 Successors and Assigns; Parties in Interest.

          (a) This Agreement shall be binding upon each Stockholder and each of their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

          (b) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company's consent.


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

          (c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties, each Indemnified Party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties. Except as set forth in this Section 9.7(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

     9.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     9.10 Governing Law; Venue.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware.

          (b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware (each, a "Court"). Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each Court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each Court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any Court, any claim that such Party is not subject personally to the jurisdiction of such Court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court.

          (c) The Stockholders and Stockholder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Stockholders and Stockholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

     9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS


                                       71

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AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     9.12 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.13 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

     9.14 Attorneys' Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

     9.15 Time of the Essence. Time is of the essence of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

SMITH MICRO SOFTWARE, INC.              PRINCIPAL STOCKHOLDERS:

                                        CNF Investments, LLC


By: /s/ William W. Smith, Jr.           /s/ Robert T. Flanagan
    ---------------------------------   ----------------------------------------
Name: William W. Smith, Jr.             Name: Robert T. Flanagan
Title: President and Chief Executive    Title: Manager
       Officer


TEL ACQUISITION CORP.                   McDonnell & Associates, L.P.


By: /s/ William W. Smith, Jr.           /s/ John J. McDonnell, Jr.
    ---------------------------------   ----------------------------------------
Name: William W. Smith, Jr.             Name: John J. McDonnell, Jr.
Title: President and Chief Executive    Title: President, McDonnell Holdings
       Officer                                 Inc.,
                                               General Parter of McDonnell
                                               & Associates, L.P.


ECUTEL SYSTEMS, INC.                    Thomas Manchot


By: /s/ Thomas P. Matthews              /s/ Thomas Machot
    ---------------------------------   ----------------------------------------
Name: Thomas P. Matthews
Title: President and Chief Executive
       Officer


STOCKHOLDER REPRESENTATIVE


/s/ John J. McDonnell, Jr.
-------------------------------------
Name: John J. McDonnell, Jr.

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                    EXHIBIT A

                        Form of Opinion of Arent Fox LLP


                                       A-1